Exhibit 10.1

FIRST AMENDMENT TO SPONSORSHIP AGREEMENT

This First Amendment to Sponsorship Agreement is made effective as of July 12, 2019 (this “Amendment”), by and between Jacksonville Jaguars, LLC, a Delaware limited liability company (“Club”), and ARC Group, Inc., a Nevada corporation (owner and operator of Dick’s Wings and Grill) (“Sponsor”, and together with Club, the “Parties”, and each, a “Party”).

A. The Parties have entered into the Sponsorship Agreement dated as of November 27, 2017 (as amended, supplemented, or otherwise modified from time to time, the “Existing Agreement”). Pursuant to the Existing Agreement, Club grants Sponsor certain sponsorship inventory.

B. Club and Sponsor desire to amend the Existing Agreement to modify its terms.

NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement. All references in the Existing Agreement or any other document to “the Agreement” or otherwise to the Existing Agreement shall mean the Existing Agreement as amended hereby.

2. Amendment to Section 1. Section 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“1. Term of Agreement. This Agreement shall be binding on the parties hereto as of the Execution Date. The term of this Agreement (the “Term”) shall be deemed to have commenced as of April 1, 2018 (the “Effective Date”) and shall expire upon the later of: (a) the conclusion of the 2028/29 NFL season and (b) the last day in February, 2029 (such expiration date, the “Scheduled Expiration Date”), unless sooner terminated pursuant to the terms of this Agreement.”

3. Amendment to Section 2. Clause (i) of Section 2 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“(i) the right to use the Benefits set forth on Exhibit A and the license and right to use the Team Marks solely in connection with the advertisement and promotion of Sponsor’s Dick’s Wings and Grill and Tilted Kilt branded restaurants (and such other branded restaurants as Club and Sponsor may mutually agree upon in writing during the Term) (collectively, the “Sponsor Business”) in accordance with this Agreement.”

4. Amendment to Section 3(a). Section 3(a) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“(a) In consideration for the Benefits, during each Contract Year of the Term, Sponsor shall pay Club, in accordance with this Section 3(a) and Section 2(d) of the Terms and Conditions, the amount set forth next to the applicable Contract Year below (the “Annual Fee”). Sponsor and Club acknowledge and agree that beginning with the Second Contract Year, the Annual Fee for each Contract Year shall be $765,000 payable in accordance with the following schedule and payment terms:

First Contract Year (2018/19):	$200,000
Second Contract Year (2019/20):	$500,000
Third Contract Year (2020/21):	$794,444
Fourth Contract Year (2021/22):	$794,444
Fifth Contract Year (2022/23):	$794,444
Sixth Contract Year (2023/24):	$794,444
Seventh Contract Year (2024/25):	$794,444
Eighth Contract Year (2025/26):	$794,444
Ninth Contract Year (2026/27):	$794,444
Tenth Contract Year (2027/28):	$794,444
Eleventh Contract Year (2028/29):	$794,444

Club acknowledges payment of the First Contract Year Annual Fee. Sponsor shall pay Club the Annual Fee for each remaining Contract Year in six (6) equal installments, each due on or prior to the 1st of each month between June and November of the applicable Contract Year.”

5. Amendment to Section 3(b). Section 3(b) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“(a) In addition to the Annual Fees identified in Section 3(a) above, Sponsor shall provide Club with food, beverage and serving products from Sponsor’s Dick’s Wings restaurants with values equal to the following (each, an “Annual Trade Value”):

First Contract Year (2018/19):	$35,000
Second Contract Year (2019/20):	$35,700
Third Contract Year (2020/21):	$36,414
Fourth Contract Year (2021/22):	$37,142
Fifth Contract Year (2022/23):	$37,885
Sixth Contract Year (2023/24):	$40,000
Seventh Contract Year (2024/25):	$40,000
Eighth Contract Year (2025/26):	$40,000
Ninth Contract Year (2026/27):	$40,000
Tenth Contract Year (2027/28):	$40,000
Eleventh Contract Year (2028/29):	$40,000

As part of the Annual Trade Value, Sponsor shall provide Club with a designated liaison who will coordinate the menu and quantities to be provided by Sponsor. Sponsor shall deliver the food (the cost of which is included in the Annual Trade Value) to the Stadium at the time and location specified by Club. If any portion of the Annual Trade Value is not used in any given Contract Year, such unused amount shall carry forward to the subsequent Contract Year. If any portion of the Annual Trade Value is not used at the end of the Term, Club shall be permitted to use such unused amount within twelve (12) months following expiration of this Agreement. The parties acknowledge that the Annual Trade Value is inclusive of any taxes, surcharges or related fees applicable to the orders placed by Club during the Term.”

6. Amendment Exhibit A, Section 4(a). Section 4(a) of Exhibit A of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“a. Season Tickets: Sponsor shall receive eight (8) tickets (Section 150, Row CC, Seats 13-16 and Section 150, Row DD, Seats 13-16 or a substantially similar location) to each preseason and regular season Jaguars Home Game.”

7. Amendment Exhibit A, Section 5(a). Section 5(a) of Exhibit A of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“a. Branded Concession Stands: During each preseason and regular season Jaguars Home Game and Other Events as requested by Club or the Stadium concessionaire (“Concessionaire”), Sponsor shall have the right to display Sponsor branding on (i) two (2) fixed concession stands in the Stadium located in the Bud Light Party Zone; (ii) the fixed concession stands identified as Concession Stands 105, 118, 132, 410 and 435 on the Stadium concourses; (iii) the fixed concession stands in the Stadium identified as Concession Stands 207 and 234 in the upper club level; and (iv) up to four (4) portable concession stands on the NEZ Deck (as defined below) (collectively, the “Stands”). The exact size and location of the Stands shall be determined by Club. The exact design of the Stands shall be mutually agreed upon between Sponsor and Club. Sponsor may display Signage displaying a Sponsor Mark in and/or on the Stands. Sponsor shall be responsible for all costs associated with the branding and Advertising in respect of the Stands.”

8. Amendment Exhibit A, Section 6. The following shall be added as Section 6 of Exhibit A of the Existing Agreement:

“6. NAMING RIGHTS OF NORTH END ZONE DECK

a. Sponsor shall be the naming sponsor of the north end zone deck at the Stadium (the “NEZ Deck”). The official name of the NEZ Deck shall be the “Rally Zone” or another name to be mutually agreed upon by the parties. Sponsor’s naming sponsorship Benefits shall consist of the following:

i.	North LED Ribbon: Sponsor shall receive display of a Sponsor Mark or animation for approximately one-third of the total game-time exposure available for sponsor branding during each preseason and regular season Jaguars Home Game. The display shall be located on the interior portion of the LED ribbon board spanning the north end zone fascia, approximately 320’ x 9’. For purposes of clarity, exterior portions of the LED ribbon board (approximately 70’ x 10’ of each end of the LED board) shall be used for Team messaging determined by Club (e.g. out of town scores, etc.);
ii.	Fixed Videoboard Panel: Sponsor shall receive display of a Sponsor Mark on one (1) fixed panel back-illuminated sign below the north end zone video board at the Stadium, approximately 15’ x 76’ in size, during each preseason and regular season Jaguars Home Game. The exact design and material of the panel shall be mutually agreed upon between Club and Sponsor;
iii.	Exterior Stadium Panel: Sponsor shall receive space to display a fixed advertisement displaying a Sponsor Mark on the exterior facing north facing wall of the Stadium during each preseason and regular season Jaguars Home Game. The size of the advertisement shall be approximately 40’ x 95’;
iv.	Brand Integration: Sponsor shall receive certain Signage and other Sponsor-branded Advertising (which may include Sponsor’s Dick’s Wings and Tilted Kilt brands, but any other brands shall be subject to Club’s prior written approval) throughout the NEZ Deck as mutually determined between the parties. The quantity, size, and details regarding specific Sponsor-branded items shall be determined by Club. Sponsor shall be solely responsible for all costs and expenses associated with this Benefit;

v.	Sponsor Marketing: Subject to all applicable NFL Rules, Sponsor shall have the opportunity to distribute promotional items, marketing materials, t-shirts, and other Sponsor-branded collateral to fans on the NEZ Deck during each preseason and regular season Jaguars Home Game. Sponsor shall be responsible for all costs associated with any promotional items or marketing materials to be distributed from the NEZ Deck, any activations, and Advertising and Signage. All Advertising and activations associated with this Benefit shall be subject to Club’s prior approval; and
vi.	Press Release: Club shall author one (1) press release announcing the sponsorship of the NEZ Deck during the Term. The exact timing and distribution of the press release shall be determined by Club. The content of the press release shall be mutually agreed upon between Club and Sponsor.”

9. Amendment Exhibit A, Section 7. The following shall be added as Section 7 of Exhibit A of the Existing Agreement:

“7. OFFICIAL WATCH PARTY RESTAURANT / BAR FOR JAGUARS AWAY GAMES

a. Sponsor shall be identified as the “Official Watch Party Restaurant / Bar for Jaguars Away Games”. This Benefit shall consist of the following:

i.	Social Media: Sponsor shall receive display of a Sponsor Mark in one (1) social media post in respect of this Benefit prior to each preseason and regular season Team away Game. The post will be authored by Club and published to Club’s Twitter, Facebook or Instagram accounts as determined by Club. The post will tag Sponsor’s official corresponding social media account, as applicable. The timing of publication of the post shall be determined by Club;
ii.	Radio Spots: During each Contract Year, Sponsor shall receive the following radio spots broadcasted on Club’s primary radio partner: (i) twenty (20) thirty second (:30) spots across the initial broadcasts of Club’s Pre-Game Show broadcast prior to each preseason and regular season Team away Game; (ii) one (1) thirty second (:30) spot during each initial broadcast of Jaguars Thursday broadcast once during each week of the preseason and regular season for each NFL season during the Term. The exact timing of broadcast of each spot shall be determined by Club or Club’s primary radio partner;
iii.	Banner Ad: During each week of each the preseason and regular season for each NFL season during the Term, Sponsor shall receive display of a Sponsor Mark on one (1) banner advertisement in respect of the Sponsor Business that rotates throughout www.jaguars.com (approximately 300x250 pixels) and the official Team mobile app (approximate size to be determined by Club). The exact placement of the banner advertisement shall be determined by Club in its sole discretion; and
iv.	ROAR and Mascot Appearances: During each preseason and regular season Team away Game, Sponsor shall receive one (1) appearance by (A) two (2) members of the ROAR, (B) the Team mascot, or (C) one former Team player (subject to availability and determined by Club) at one (1) mutually agreed upon location of Sponsor’s Dick’s Wings restaurants in northeast Florida within a fifty (50) mile radius of the Stadium. Each appearance shall be for a maximum of one (1) hour in duration and scheduling shall be mutually agreed upon by the parties. The appearance shall be conducted in accordance with all applicable NFL Rules.

10. No Amendments. Except as set forth in Sections 2-9, the execution, delivery and performance of this Amendment does not amend or waive any right, power, remedy or obligation of either Party under the Existing Agreement.

11. Miscellaneous. Sections 10-12 of the Existing Agreement apply to this Amendment, mutatis mutandis.

IN WITNESS WHEREOF, the Parties have executed and delivered this First Amendment to Sponsorship Agreement as of the date first written above.

JACKSONVILLE JAGUARS, LLC		ARC GROUP, INC.

By:	/s/ Scott Massey	By:	/s/ Seenu Kasturi
	Scott Massey		Seenu Kasturi
	Senior Vice President, Corporate Partnerships		CEO